Exhibit 10.8

EXECUTION VERSION

MASTER REORGANIZATION AGREEMENT

BY AND AMONG

BANCWEST CORPORATION

(TO BE RENAMED FIRST HAWAIIAN, INC.),

BANCWEST HOLDING INC.,

BWC HOLDING INC.

AND

BNP PARIBAS

dated as of April 1, 2016

i

	6.1	Disputes	19

	6.2	Escalation; Mediation	19

	6.3	Court Actions	20

Section 7.	Further Assurances		20

Section 8.	Miscellaneous		20

	8.1	Counterparts	20

	8.2	Access to Corporate and Other Books and Records	21

	8.3	Complete Agreement; Construction	21

	8.4	Governing Law	21

	8.5	Assignment	21

	8.6	Successors and Assigns	21

	8.7	Third-Party Beneficiaries	21

	8.8	Notices	21

	8.9	Severability	23

	8.10	Title and Headings	23

	8.11	Survival of Agreements	23

	8.12	Waivers	23

	8.13	Amendments	23

	8.14	Jurisdiction; Service of Process	23

	8.15	Waiver of Jury Trial	24

Schedule 2.1(a) — Assets to be Transferred

Schedule 2.1(b) — Assumed Obligations

ii

Master Reorganization Agreement (this “Agreement”), dated as of April 1, 2016 (the “Effective Date”), by and among BancWest Corporation (to be renamed First Hawaiian, Inc. on the Effective Date), a Delaware corporation, BancWest Holding Inc., a Delaware corporation (“BWHI”), BWC Holding Inc., a Delaware corporation (“BWC Holding”), and BNP Paribas, a corporation organized and domiciled in France (“BNPP” and, together with BWC (as defined below), BWC Holding and BWHI, the “Parties”, and each, a “Party”).

Recitals

WHEREAS, BNPP has decided to effect a series of reorganization transactions, including the transactions described herein, and is contemplating a potential initial public offering (the “IPO”) of a portion of the shares of common stock, par value $0.01, of BWC owned directly by BNPP and indirectly by BNPP through French American Banking Corporation, a wholly-owned subsidiary of BNPP (“FABC”);

WHEREAS, immediately prior to the Separation Time, BWC was the direct holding company of First Hawaiian Bank, a Hawaii state-chartered bank (“FHB”), and Bank of the West, a California state-chartered bank (“BoW”);

WHEREAS, BWC caused BWHI to be incorporated in Delaware on March 22, 2016;

WHEREAS, in order to proceed with the potential IPO, FHB and BoW will be separated under independent bank holding companies, which separation will be affected through the consummation of a series of transactions, as described more fully in Section 2 hereof, including, but not limited to:  (i) BWC’s contribution of the Contributed Assets (as defined below) to BWHI (the “Contribution”); (ii) BWHI’s assumption of the Assumed Obligations (as defined below), (iii) BWHI’s issuance of shares of its Class A common stock, par value $0.01 (the “BWHI Class A Common Stock”), and its Class B common stock, par value $0.01 (the “BWHI Class B Common Stock”), to BWC as consideration for the Contribution and the Assumed Obligations; and (iv) the declaration by the board of directors of BWC, and the payment by BWC, of a dividend of all of the outstanding shares of BWHI Class A Common Stock and BWHI Class B Common Stock (the “Dividend”) to BNPP and FABC, as the sole shareholders of BWC;

WHEREAS, BNPP, as the holder of approximately 99% of the outstanding voting shares of BWC, has authorized and approved the Contribution and the Dividend pursuant to a written consent in lieu of a special meeting of stockholders dated as of March 31, 2016;

WHEREAS, BNP Paribas USA, Inc., a Delaware corporation and wholly-owned subsidiary of BNPP (“BNPP USA”), caused BWC Holding to be incorporated in Delaware on March 22, 2016, and has caused BWC Holding to issue 1,200,000 shares of its common stock, par value of $0.01 per share, to BNPP USA in exchange for $120,000,000 prior to the Reorganization Transactions;

WHEREAS, in connection with the Reorganization Transactions and in accordance with Section 2.1 below, BWC Holding shall purchase shares of Class C common stock, par value $0.01 per share, of BWHI (the “BWHI Class C Common Stock”) in exchange for a cash payment in the amount of $120,000,000, which shall occur following the Contribution, and before the Dividend on the Effective Date;

WHEREAS, the Parties wish to enter into this Agreement and to cause the Reorganization Transactions (as defined below) to be effected as described herein; and

WHEREAS, the Parties intend to enter into, and cause their Subsidiaries (as defined below) to enter into, as applicable, additional agreements in connection with the Reorganization Transactions and the potential IPO as provided in Section 3 hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, the Parties agree as follows:

Section 1.                                           Definitions of Terms.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means, collectively, (i) all of the written agreements, instruments, assignments and other documents (other than this Agreement) executed by one or more of the Parties hereto in connection with the implementation of the transactions contemplated by this Agreement and entered into as of the same date of this Agreement, including the Tax Sharing Agreement and the Expense Reimbursement Agreement.  Following the Effective Date, BWC and BWHI may mutually agree in writing to include within the definition of Ancillary Agreements any agreements executed by one or more Parties hereto following the Effective Date in connection with this Agreement, including, without limitation, the Transitional Services Agreement, the Future Tax Allocation Agreement, the Future Expense Reimbursement Agreement, the Stockholder Agreement and the Registration Rights Agreement.

“Assumed Obligations” has the meaning set forth in Section 2.1(b).

“BNPP” has the meaning set forth in the preamble.

“BNPP USA” has the meaning set forth in the recitals.

“BoW” has the meaning set forth in the recitals.

“BWC” means BancWest Corporation, a Delaware corporation, which, as provided in Section 2.1(f), will be renamed “First Hawaiian, Inc.”  For the avoidance of doubt, references to BWC do not mean BWC Holding, which will be renamed “BancWest Corporation” on the Effective Date.

“BWC Holding” has the meaning set forth in the preamble.

“BWHI” has the meaning set forth in the preamble.

“BWHI Business” means the business and operations of BoW and its Subsidiaries and the business and operations of BWC prior to the Separation Time as a standalone entity not related to the business and operations of FHB (including the Assumed Obligations, which are to be assumed by BWHI pursuant to Section 2.1).  For the avoidance of doubt, the FHI Business shall be deemed never to have been a part of the BWHI Business.

“BWHI Class A Common Stock” has the meaning set forth in the recitals.

“BWHI Class B Common Stock” has the meaning set forth in the recitals.

“BWHI Class C Common Stock” has the meaning set forth in the recitals.

“BWHI Group” means, collectively, BWHI and its Subsidiaries (including BoW).  For the avoidance of doubt, the BWHI Group shall not include any members of the FHI Group.

“BWHI Indemnitees” has the meaning set forth in Section 5.4.

“Contributed Assets” has the meaning set forth in Section 2.1(a).

“Contribution” has the meaning set forth in the recitals.

“Current Tax Allocation Agreements” has the meaning assigned to the term “Tax Allocation Agreements” in the Tax Sharing Agreement.

“Dividend” has the meaning set forth in the recitals.

“Effective Date” has the meaning set forth in the preamble.

“Encumbrance” means any mortgage, pledge, lien, charge, security interest, claim or other encumbrance.

“Escalation Notice” has the meaning set forth in Section 6.2(a).

“Expense Reimbursement Agreement” has the meaning set forth in Section 3.2.

“FABC” has the meaning set forth in the recitals.

“FHB” has the meaning set forth in the recitals.

“FHI Business” means the business and operations of FHB and its Subsidiaries and the business and operations of BWC (for all periods prior to the Separation Time as a standalone entity related solely to the business and operations of FHB), all as more fully described in BWC’s Registration Statement on Form S-1.  For the avoidance of doubt, the business and operations of BoW and any of its Subsidiaries and the business and operations of BWC as a standalone entity not related to the business and operations of FHB shall be deemed never to have been a part of the FHI Business.

“FHI Group” means, collectively, BWC, FHB and FHB’s Subsidiaries.  The FHI Group shall not include any member of the BWHI Group.

“FHI Indemnitees” has the meaning set forth in Section 5.2.

“Future Expense Reimbursement Agreement” has the meaning set forth in Section 3.3.

“Future Tax Allocation Agreement” means a new tax allocation agreement, by and between BNPP USA, BWC Holding Inc., BWC (following its name change to First Hawaiian, Inc.) and BWHI.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means either the FHI Group or the BWHI Group, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 5.5(a).

“Indemnitee” has the meaning set forth in Section 5.5(a).

“Indemnity Payment” has the meaning set forth in Section 5.5(a).

“Insurance Proceeds” means those monies:

(a)                                 received by an insured (or its successor-in-interest) from an insurance carrier;

(b)                                 paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c)                                  received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“IPO” has the meaning set forth in the recitals.

“IPO Date” has the meaning set forth in Section 3.4.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement (to the extent provided therein), in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, of any nature or kind, whether or not the same would properly be reflected on a balance sheet.

“Party” has the meaning set forth in the preamble.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Registration Rights Agreement” has the meaning set forth in Section 3.7.

“Reorganization Transactions” has the meaning set forth in Section 2.1.

“Separation Time” means 12:03 A.M., Honolulu, Hawaii time, on the Effective Date.

“Stockholder Agreement” has the meaning set forth in Section 3.6.

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Tax Sharing Agreement” means the Tax Sharing Agreement, by and among BNPP, BWC and BWHI, dated as of the Effective Date.

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the FHI Group or the BWHI Group of any claim, or the commencement by any such Person of any Action, against any member of the FHI Group or the BWHI Group.

“Transitional Services Agreement” has the meaning set forth in Section 3.4.

Section 2.                                           The Reorganization Transactions.

2.1                               The Reorganization Transactions.  On the Effective Date, each of BWC, BWHI, BNPP and BWC Holding shall effect, or cause to be effected, each of the following transactions (collectively, the “Reorganization Transactions”), as applicable to the respective party, which transactions shall be accomplished substantially in the order described below and subject to the terms, conditions and limitations, if any, described below:

(a)                                 Effective as of 12:01 A.M. Honolulu, Hawaii time on the Effective Date, BWC shall contribute, assign, transfer, convey and deliver to BWHI, and BWHI shall accept and acquire from BWC all of BWC’s rights, title and interest in and to all of the assets set forth on Schedule 2.1(a) in accordance with their respective terms (collectively, the “Contributed Assets”).

(b)                                 Effective as of 12:01 A.M. Honolulu, Hawaii time on the Effective Date, BWHI shall accept, assume and agree to pay, perform, discharge and fulfill, the Liabilities set forth on Schedule 2.1(b) in accordance with their respective terms (the “Assumed Obligations”).

(c)                                  As consideration for the Contributed Assets and the assumption by BWHI of the Assumed Obligations, effective as of 12:01 A.M. Honolulu, Hawaii time on the Effective Date, BWHI shall issue and deliver to BWC an aggregate number of shares of BWHI Class A Common Stock equal to 100,000,000 and an aggregate number of shares of BWHI Class B Common Stock equal in value to $120,000,000.

(d)                                 Effective as of 12:02 A.M. Honolulu, Hawaii time on the Effective Date, BWHI shall issue and deliver to BWC Holding an aggregate number of shares of BWHI Class C Common Stock equal in value to $120,000,000 in exchange for a cash payment from BWC Holding in the amount of $120,000,000.

(e)                                  Effective as of 12:03 A.M. Honolulu, Hawaii time on the Effective Date, BWC shall pay a dividend of all of the then-outstanding BWHI Class A Common Stock and all of the then-outstanding BWHI Class B Common Stock pro rata to its sole shareholders, BNPP and FABC.

(f)                                   Pursuant to and in accordance with an amendment to BWC’s Certificate of Incorporation, which shall have been filed with the Secretary of State of the State of Delaware on the Effective Date, BWC shall be renamed “First Hawaiian, Inc.”, effective as of 12:04 A.M. Honolulu, Hawaii time on the Effective Date.

(g)                                  Pursuant to and in accordance with an amendment to BWC Holding’s Certificate of Incorporation, which shall have been filed with the Secretary of State of the State of Delaware, on the Effective Date, BWC Holding shall be renamed “BancWest Corporation”, effective as of 12:05 A.M. Honolulu, Hawaii time on the Effective Date.

(h)                                 Effective as of 12:06 A.M. Honolulu, Hawaii time on the Effective Date, BWHI shall issue and deliver to BNPP an aggregate number of shares of BWHI Class A

Common Stock equal in value to $261,000,000 in exchange for a cash payment from BNPP in the amount of $261,000,000.

2.2                               Settlement.  The Parties hereto agree that that payment of the amounts and the issuance and/or delivery of the shares of stock to the appropriate Parties in connection with the Reorganization Transactions may occur following the Effective Date but shall occur as promptly as possible following the Effective Date; provided, that the Parties agree such payments, issuances and deliveries shall have been deemed to have occurred at the respective times on the Effective Date as provided in Section 2.1 hereof.

2.3                               Transfer Documents.  In furtherance of the contribution, sale, assignment, transfer, conveyance and delivery of the Contributed Assets pursuant to Section 2.1(a) and the assumption of the Assumed Obligations pursuant to Section 2.1(b), on or promptly following the Effective Date:

(i)                                     BWC and BWHI, as applicable, shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such stock powers, certificates and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all right, title and interest in and to the Contributed Assets to the other Party; and

(ii)                                  BWC and BWHI shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Assumed Obligations by BWHI.

(b)                                 In furtherance of the transfer of the shares of stock of BoW pursuant to Section 2.1(a) herein, BWC, in accordance with its obligations thereof, shall, as the case may be, deliver certificates representing the shares of stock so transferred, along with any appropriate endorsements or stock powers to effect such transfer.

Section 3.                                           Other Agreements between the Parties.

3.1                               Tax Agreements.

(a)                                 On the Effective Date, each of BWC, BWHI and BNPP shall execute and deliver the Tax Sharing Agreement, which shall be effective as of the Effective Date.  Notwithstanding anything in this Agreement to the contrary, to the extent any provision of this Agreement and any provision of the Tax Sharing Agreement address the same matter, the Tax Sharing Agreement shall exclusively govern such matter and, for the avoidance of doubt, to the extent any provision of this Agreement contradicts any provisions of the Tax Sharing Agreement, the Tax Sharing Agreement shall govern.

(b)                                 As of the Effective Date, one or more of the Parties hereto and their respective Subsidiaries are subject to one or more of the Current Tax Allocation Agreements.  Notwithstanding anything in this Agreement to the contrary, to the extent any provision of this Agreement and any provision of the Current Tax Allocation Agreements or the Future Tax Allocation Agreement address the same matter, the Current Tax Allocation Agreements or the Future Tax Allocation Agreement, as applicable, shall exclusively govern such matter and, for the avoidance of doubt, to the extent any provision of this Agreement contradicts any provisions of the Current Tax Allocation Agreements or the Future Tax Allocation Agreement, the Current Tax Allocation Agreements or the Future Tax Allocation Agreement, respectively, shall govern.

3.2                               Expense Reimbursement Agreement.  On the Effective Date, BWC and BWHI shall execute and deliver an expense reimbursement agreement covering the period beginning on the Effective Date and terminating July 1, 2016 (the “Expense Reimbursement Agreement”), governing the reimbursement of certain expenses of BWC and its Subsidiaries by BWHI.

3.3                               Future Expense Reimbursement Agreement.  BWC shall, and BNPP shall cause one of its U.S. affiliates to, cooperate in negotiating, executing and delivering an agreement (the “Future Expense Reimbursement Agreement”), between BWC, on one hand, and one of BNPP’s U.S. affiliates (other than BWC or its Subsidiaries), on the other hand, governing the reimbursement by such U.S. affiliate of BNPP of certain expenses incurred by BWC or any of its Subsidiaries following the termination of the Expense Reimbursement Agreement.  The Future Expense Reimbursement Agreement shall be on arm’s-length terms and shall be effective no later than July 1, 2016.

3.4                               Transitional Services Agreement.  BNPP, BWC and BWHI shall, and shall cause FHB and BoW to, cooperate in negotiating, executing and delivering an agreement (the “Transitional Services Agreement”), between BWC and its Subsidiaries, including FHB, on one hand, and BNPP and BWHI and its Subsidiaries, including BoW, on the other hand, governing the transition of certain shared services, which primarily consist of shared services provided pursuant to agreements with third party vendors, during specified transitional periods following the date of the consummation of the potential IPO (the “IPO Date”).  All shared services provided pursuant to an agreement with a third-party vendor and which BWC and BWHI wish to continue receiving after the IPO Date shall be covered by the Transitional Services Agreement and any terms and pricing related to the inclusion of such shared services in the Transitional Services Agreement shall be agreed upon by the parties to the Transitional Services Agreement on arm’s-length terms and in accordance with the governance terms contained therein.  The Transitional Services Agreement shall be effective no later than the IPO Date.  For the avoidance of doubt, to the extent any shared services provided pursuant to agreements with third party vendors are identified after the IPO Date, the Parties may agree to supplement the Transitional Services Agreement in accordance with the terms and governance procedures contained therein.

3.5                               Treatment of Non-TSA Third Party Agreements.

(a)                                 The Parties hereby agree that any third party agreement to which BWC is a party that is not, as of the Effective Date, contemplated by the Parties to be included in the Transitional Services Agreement referred to in Section 3.4 hereof, has been, or will be promptly following the Effective Date, identified to BWC or FHB by BWHI or BoW and in any case will be identified no later than thirty (30) days following the Effective Date.

(b)                                 With respect to any contracts identified pursuant to clause (a) above, the Parties agree as follows:

(i)                                     with respect to any contract related solely to the FHI Business, BWC shall have the right to determine whether such contract will be terminated, retained, amended or otherwise treated and shall be responsible for any fees, costs or expenses arising from the termination, assignment, amendment or other treatment of any contract pursuant to this Section 3.5(b)(i);

(ii)                                  with respect to any contract related solely to the BWHI Business, BWHI shall have the right to determine whether such contract will be terminated, retained, amended or otherwise treated and shall be responsible for any fees, costs or expenses arising from the termination, assignment, amendment or other treatment of any contract pursuant to this Section 3.5(b)(ii); provided, that BWHI must make such determination and effect the desired treatment of such contract promptly following the Effective Date and in any case prior to the IPO Date;

(iii)                               with respect to any contract identified pursuant to Section 3.5(a) not covered by clause (i) or clause (ii) of this Section 3.5(b), BWC, on one hand, and BWHI, on the other hand, shall mutually determine whether such contract should be retained or should be assigned by BWC and assumed by BWHI, in which latter case, the Parties shall cooperate to effect such assignment promptly following the Effective Date and in any case within 30 days following the Effective Date, or be terminated, in which case, the Parties shall cooperate in terminating such contract prior to the IPO Date; provided, that (A) BWC shall have the right to terminate such contract if there is no mutual agreement by the Parties with respect to the treatment of such contract prior to the IPO Date and (B) BWHI shall be responsible for any fees, costs or expenses arising from the termination of any contract pursuant to this Section 3.5(b)(iii);

(iv)                              to cooperate in good faith in order to share equitably any fees, costs or expenses arising from the assignment, amendment or other treatment (other than termination, which is provided in clause (iii) above) of any contract pursuant to Section 3.5(b)(iii) that is payable by any Party as a result of the treatment of such contract thereunder as may be reasonably agreed by the Parties; and

(v)                                 to cooperate in good faith in order to affect this Section 3.5.

(c)                                  Notwithstanding any provision to the contrary under any third party contract identified pursuant to Section 3.5(a), BWC and BWHI agree that, with respect to any such contract, any obligation under such contract of BWC or BWHI, respectively, to indemnify, defend or hold harmless the other and any member of the other’s Group, from and against any and all Liabilities relating to, arising out of or resulting from, directly or indirectly, such contract shall be governed exclusively by Section 5 of this Agreement.

3.6                               Stockholder Agreement.  BWC and BNPP shall cooperate in negotiating, executing and delivering a stockholder agreement (the “Stockholder Agreement”) governing, the relationship between BWC and BNPP and their respective affiliates following the IPO Date, including, among other matters, corporate governance,  director appointment rights, consent and approval rights and information sharing and disclosure obligations.  The Stockholder Agreement shall be effective no later than the IPO Date.

3.7                               Registration Rights Agreement.  BWC and BNPP shall cooperate in negotiating, executing and delivering a registration rights agreement (the “Registration Rights Agreement”) governing BNPP’s ability to require BWC to register shares of its common stock that BNPP will beneficially own as of the IPO Date.  The Registration Rights Agreement shall be effective no later than the IPO Date.

Section 4.                                           Representations and Warranties.

4.1                               Representations and Warranties of BWHI.  BWHI represents and warrants to the other Parties hereto that the statements contained in this Section 4.1 are true and correct as of the date hereof:

(a)                                 Organization and Authority of BWHI; Enforceability.  BWHI is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.  BWHI has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by BWHI of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of BWHI.  This Agreement has been duly executed and delivered by BWHI and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes the legal, valid and binding obligation of BWHI enforceable against BWHI in accordance with its terms.

(b)                                 Organization and Authority of BWC; Enforceability.  BWC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.  BWC has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by BWC of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of BWC.  This Agreement has been duly executed and delivered by BWC and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes the legal, valid and binding obligation of BWC enforceable against BWC in accordance with its terms.

(c)                                  No Conflict; Consents.  The execution, delivery and performance by BWHI and BWC of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the organizational documents of BWHI or

BWC, respectively; (ii) violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BWHI or BWC, respectively; or (iii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which BWC is a party or to which any of the assets of BWC (other than the Contributed Assets) are subject, in each case except for those which would not have a material adverse effect on the transactions contemplated hereby or on the business, financial condition or results of operation of BWC on or following the Separation Time.  No consent, approval, waiver or authorization is required to be obtained by BWHI or BWC from any Person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by BWHI and BWC of this Agreement and the consummation of the transactions contemplated hereby and thereby that has not already been obtained or that would not have a material adverse effect on the transactions contemplated hereby or on the business, financial condition or results of operation of BWC on or following the Separation Time.

(d)                                 Title to Assets; Assumption of Obligations.  Prior to the Effective Date, BWC owned and had good title to its assets (other than the Contributed Assets), free and clear of any and all Encumbrances, in each case except for those which would not have a material adverse effect on the transactions contemplated hereby or on the business, financial condition or results of operation of BWC prior to, on or following the Separation Time.  Immediately prior to the Separation Time, to BWHI’s knowledge, there were no material Liabilities of BWC other than the Liabilities set forth on Schedule 2.1(b).

(e)                                  Legal Proceedings.  In each case except for those which would not have a material adverse effect on the transactions contemplated hereby or on the business, financial condition or results of operation of BWC prior to, on or following the Separation Time, there is no Action of any nature pending or, to BWHI’s knowledge, threatened against or by BWHI or BWC (i) relating to or affecting the Contributed Assets or the Assumed Obligations; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To BWHI’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.2                               Representations and Warranties of BNPP.  BNPP represents and warrants to the other Parties hereto that the statements contained in this Section 4.2 are true and correct as of the date hereof:

(a)                                 Organization and Authority of BNPP; Enforceability.  BNPP is a corporation duly organized and domiciled in France, validly existing and in good standing under the laws of France.  BNPP has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by BNPP of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of BNPP.  This Agreement has been duly executed and delivered by BNPP and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes the legal, valid and binding obligation of BNPP enforceable against BNPP in accordance with its terms.

(b)                                 No Conflict; Consents.  The execution, delivery and performance by BNPP of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the organizational documents of BNPP or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BNPP, in each case except for those which would not have a material adverse effect on the transactions contemplated hereby or on the business, financial condition or results of operation of BWC on or following the Separation Time.  No consent, approval, waiver or authorization is required to be obtained by BNPP from any Person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by BNPP of this Agreement and the consummation of the transactions contemplated hereby that has not already been obtained or that would not have a material adverse effect on the transactions contemplated hereby or on the business, financial condition or results of operation of BWC on or following the Separation Time.

(c)                                  Legal Proceedings.  In each case except for those which would not have a material adverse effect on the transactions contemplated hereby or on the business, financial condition or results of operation of BWC prior to, on or following the Separation Time, there is no Action of any nature pending or, to BNPP’s knowledge, threatened against or by BNPP that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To BNPP’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.3                               Representations and Warranties of BWC Holding.  BWC Holding represents and warrants to the other Parties hereto that the statements contained in this Section 4.3 are true and correct as of the date hereof:

(a)                                 Organization and Authority of BWC Holding; Enforceability.  BWC Holding is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.  BWC Holding has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by BWC Holding of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of BWC Holding.  This Agreement has been duly executed and delivered by BWC Holding and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes the legal, valid and binding obligation of BWC Holding enforceable against BWC Holding in accordance with its terms.

(b)                                 No Conflict; Consents.  The execution, delivery and performance by BWC Holding of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate or conflict with the organizational documents of BWC Holding or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BWC Holding.  No consent, approval, waiver or authorization is required to be obtained by BWC Holding from any Person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by BWC Holding of this Agreement and the consummation of the transactions contemplated hereby that has not already been obtained or that would not have a material adverse effect on the transactions contemplated hereby or on the business, financial condition or results of operation of BWC on or following the Separation Time.

(c)                                  Legal Proceedings.  In each case except for those which would not have a material adverse effect on the transactions contemplated hereby or on the business, financial condition or results of operation of BWC prior to, on or following the Separation Time, there is no Action of any nature pending or, to BWC Holding’s knowledge, threatened against or by BWC Holding that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To BWC Holding’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 5.                                           Releases and Indemnification.

5.1                               Release of Claims.

(a)                                 BWHI and BNPP Release of BWC.  Except as provided in Section 5.1(c), effective as of the Separation Time, each of BWHI and BNPP does hereby, for itself and each other member of the BWHI Group, their respective successors and assigns, and, to the extent permitted by law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the BWHI Group (in each case, in their respective capacities as such), release and forever discharge the members of the FHI Group, the respective successors and assigns of members of the FHI Group, and all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the FHI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities related to the BWHI Business whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or prior to the Effective Date (including in connection with the Reorganization Transactions and all other activities to implement the Reorganization Transactions and any of the other transactions contemplated hereunder).

(b)                                 BWC Release of BWHI and BNPP.  Except as provided in Section 5.1(c), effective as of the Separation Time, BWC does hereby, for itself and each other member of the FHI Group, their respective successors and assigns, and, to the extent permitted by law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the FHI Group (in each case, in their respective capacities as such), release and forever discharge the members of the BWHI Group and of BNPP, the respective successors and assigns of members of the BWHI Group and of BNPP, and all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the BWHI Group or of BNPP (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities related to the FHI Business whatsoever, whether at law or in equity (including any right to contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or prior to the Effective Date (including in connection with the Reorganization Transactions and all other activities to implement the Reorganization Transactions and any of the other transactions contemplated hereunder).

(c)                                  Obligations Not Affected.  Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement.  In addition, nothing contained in Section 5.1(a) shall release BWC from honoring its existing obligations to indemnify (or advance expenses to) any director, officer or employee of BWHI or any of its Subsidiaries on or prior to the Effective Date who was a director, officer or employee of BWC or any of its Subsidiaries on or prior to the Effective Date, to the extent such director, officer or employee becomes the subject of any Action involving BWC or any of its Subsidiaries (but not including any indemnity obligations arising out of litigation commenced by BNPP, BWHI or BoW or any of their Subsidiaries other than the FHI Group) and was entitled to such indemnification (or advancement of expenses) pursuant to then-existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Liability related to the BWHI Business under this Agreement, BWHI shall indemnify BWC for such Liability (including BWC’s costs to indemnify the director, trustee, officer or employee) in accordance with the provisions set forth in this Section 5.

(d)                                 No Claims.  BWHI and BNPP shall not make, and shall not permit any member of the BWHI Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against BWC or any other member of the FHI Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).  BWC shall not make, and shall not permit any other member of the FHI Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against BWHI, any other member of the BWHI Group or BNPP, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e)                                  Execution of Further Releases.  It is the intent of each of BWC and BWHI, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Time, between or among BWHI or any other member of the BWHI Group, on the one hand, and BWC or any other member of the FHI Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Time), except as expressly set forth in Section 5.1(c). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group to execute and deliver such other and further releases reflecting the provisions hereof that the Parties deem to be necessary or desirable to carry out the purposes of this Section 5.1.

5.2                               Indemnification by BWHI. Except as provided in Section 5.3 and Section 5.5 or to the extent provided in any Ancillary Agreement (including, for the avoidance of doubt, the Transitional Services Agreement), to the fullest extent permitted by law, BWHI shall indemnify, defend and hold harmless BWC and each of the respective former and current directors, officers and employees of the members of the FHI Group, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “FHI Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 the BWHI Business, including the failure of BWHI or any other member of the BWHI Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the BWHI Business in accordance with its terms, whether arising prior to or after the Separation Time; and

(b)                                 any breach by BWHI or any other member of the BWHI Group of this Agreement or any of the Ancillary Agreements; and

(c)                                  any contract to which BWC or any of its Subsidiaries was a party, and from which both the BWHI Business and the FHI Business derived a benefit, that terminated prior to the Separation Time except that this indemnity obligation shall not apply to the extent (but only to the extent) that the Liabilities arise out of or result from the negligence, recklessness, violation of law, fraud or misrepresentation by or of FHB or any of its Subsidiaries.

The Parties agree that the Transitional Services Agreement will provide that FHI and BWHI, respectively, will indemnify, defend and hold harmless the other for any liabilities owed to third parties under the shared services contracts included in the Transitional Services Agreement that arise out of FHI’s and BWHI’s respective bad acts.

5.3                               Indemnification by BNPP. Notwithstanding Section 5.2, BNPP (not BWHI) shall indemnify, defend and hold harmless the FHI Indemnitees from and against all Liabilities directly resulting from the execution and implementation of the Reorganization Transactions and the separation of BWC into two independent bank holding companies; provided, that to the extent any such Liability or results from the negligence of BWHI or any other member of the BWHI Group or any former and current director, officer or employee of the members of the BWHI Group prior to or as of the Separation Time, the indemnification obligations related to, arising out of or resulting from such negligence shall be the obligations of BWHI as provided in and in accordance with Section 5.2 herein.

5.4                               Indemnification by BWC. Except as provided in Section 5.5 hereof or to the extent provided in any Ancillary Agreement (including, for the avoidance of doubt, the Transitional Services Agreement), to the fullest extent permitted by law, BWC shall indemnify, defend and hold harmless BWHI and each of the respective former and current directors, officers and employees of the members of the BWHI Group, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “BWHI Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 the FHI Business, including the failure of BWC or any other member of the FHI Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the FHI Business in accordance with its terms, whether arising prior to or after the Separation Time; and

(b)                                 any breach by BWC or any other member of the FHI Group of this Agreement or any of the Ancillary Agreements; and

(c)                                  any contract to which BWC or any of its Subsidiaries was a party, and from which both the BWHI Business and the FHI Business derived a benefit, that terminated prior to the Separation Time to the extent (but only to the extent) that the Liabilities arise out of or result from the negligence, recklessness, violation of law, fraud or misrepresentation by or of FHB’s or any of its Subsidiaries.

The Parties agree that the Transitional Services Agreement will provide that FHI and BWHI, respectively, will indemnify, defend and hold harmless the other for any liabilities owed to third parties under the shared services contracts included in the Transitional Services Agreement that arise out of FHI’s and BWHI’s respective bad acts.

5.5                               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Section 5 will be net of Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and net of reasonably expected tax benefits and tax costs to the Indemnitee (and members of the Indemnitee’s Group).  Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be (i) reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability, (ii) reduced by the net present value (calculated using a discount rate equal to the Annual Mid-term Applicable Federal Rate as provided in the Internal Revenue Service Revenue Rulings) of any net tax benefits to the Indemnitee (and members of the Indemnitee’s Group) reasonably expected to be actually utilized by the Indemnitee (or any member of the Indemnitee’s Group) within the taxable year in which such Liability is incurred and the following four years and (iii) increased by the net present value (calculated using a discount rate equal to the Annual Mid-term Applicable Federal Rate as provided in the Internal Revenue Service Revenue Rulings) of any net tax costs to the Indemnitee (and members of the Indemnitee’s Group) reasonably expected to arise from the receipt of any Indemnity Payment hereunder.  In applying the preceding sentence, the Indemnitee will determine the amounts of reasonably expected net tax benefits and net tax costs in its good faith discretion.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect and recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Section 5; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

5.6                               Procedures for Indemnification of Third-Party Claims.

(a)                                 Notice of Claims.  If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2, Section 5.3 or Section 5.4 or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.6(a) shall not relieve the related Indemnifying Party of its obligations under this Section 5, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice and then only to the extent of such prejudice.

(b)                                 Control of Defense.  An Indemnifying Party may elect to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim.  Within twenty (20) days after the receipt of notice from an Indemnitee in accordance with Section 5.6(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to monitor and participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee, except that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has not assumed the defense of such Third-Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third-Party Claim in accordance with Section 5.6(a)), and (ii) if a conflict exists between the positions of the Indemnifying Party and the Indemnitee, as reasonably determined in good faith by the Indemnitee, and the Indemnitee believes it is in the Indemnitee’s best interest to obtain independent counsel.

(c)                                  If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.6(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d)                                 If an Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitee shall agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and that releases the Indemnitee completely in connection with such Third-Party Claim, provided, that Indemnitee shall not be required to admit any fault.

(e)                                  No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f)                                   Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent which shall not be unreasonably withheld.

5.7                               Additional Matters.

(a)                                 Notice of Direct Claims. Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party as soon as practicable but in any event within twenty (20) days after becoming aware of such claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 5.7(a) shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice and then only to the extent of such prejudice.  Such Indemnifying Party shall have a period of (thirty) 30 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)                                  Substitution.  In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the, or add the Indemnifying Party as an additional, named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 5.6 and this Section 5.7, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement other than costs arising as a result of the negligence of the defendant.

(d)                                 Right of Contribution.  If any right of indemnification contained in Section 5.2 or Section 5.4 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

5.8                               Remedies Cumulative. The remedies provided in this Section 5 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

5.9                               Survival of Indemnities. The rights and obligations of each of BWC and BWHI and their respective Indemnitees under this Section 5 shall survive (a) the sale or other transfer by any Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its assets, restructuring, recapitalization, reorganization or similar transaction involving any Party or any of the members of its Group.

Section 6.                                           Dispute Resolution.

6.1                               Disputes.  Except as otherwise specifically provided in each Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Section 6 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof).

6.2                               Escalation; Mediation.

(a)                                 It is the intent of the Parties to use reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, a Party involved in a dispute, controversy or claim may deliver a notice to the other Party or Parties involved in the dispute, controversy or claim (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties at a senior level of management.  A copy of any such Escalation Notice shall be given to the Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement) in accordance with the notice provisions of Section 8.8.  Any agenda, location or procedures for such discussions or negotiations between the Parties involved may be established by the Parties from time to time; provided, however, that the Parties involved shall use reasonable efforts to meet within 30 days of the Escalation Notice.

(b)                                 If the Parties involved are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation.  The Parties involved shall retain a mediator, reasonably acceptable to both Parties, to aid the Parties in their discussions and negotiations by informally providing advice to the Parties.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties involved or be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties involved in the dispute or by other agreement of the Parties.  Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses, including legal fees.  Mediation shall be a prerequisite to the commencement of any Action by any Party against another Party.

(c)                                  In the event that any resolution of any dispute, controversy or claim pursuant to the procedures set forth in Section 6.2(a) or Section 6.2(b) in any way affects an agreement or arrangement between either of the Parties and a third-party insurance carrier, the consent of such third-party insurance carrier to such resolution, to the extent such consent is required, shall be obtained before such resolution can take effect.

6.3                               Court Actions.  In the event that any Party, after complying with the provisions set forth in Section 6.2, desires to commence an Action, such Party may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to the court of competent jurisdiction specified in Section 8.14.  Unless otherwise agreed in writing, the Parties will continue to honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 6 with respect to all matters not subject to such dispute, controversy or claim.

Section 7.                                           Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement, each Party hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements and the documents to be delivered hereunder and thereunder.

Section 8.                                           Miscellaneous.

8.1                               Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or by e-mail delivery of a “.pdf” format data file, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

8.2                               Access to Corporate and Other Books and Records.  Following the Separation Time, FHI will permit representatives of BWHI (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of FHI or FHB, to all of the BWC corporate and other books and records for periods prior to the Separation Time.  BWHI may make and keep copies of any such BWC corporate and other books and records.

8.3                               Complete Agreement; Construction.  This Agreement, including the Schedules hereto, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussion, understandings, conversations, commitments and writings with respect to such subject matter.

8.4                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York and without regard to its choice of law principles.

8.5                               Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that any Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party (whether by sale, merger or otherwise) so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Parties, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

8.6                               Successors and Assigns.  The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.7                               Third-Party Beneficiaries.  Except for the indemnification rights under this Agreement of any FHI Indemnitee or BWHI Indemnitee in their respective capacities as such, as to which rights such Indemnitees are third-party beneficiaries hereof, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any other Person any right or remedy hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third-person with any remedy claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

8.8                               Notices.  All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be deemed to have been duly given when (a) delivered in person, (b) sent by facsimile or electronic mail, or (c) deposited in the United States mail or private express mail, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to BWC:

First Hawaiian, Inc.
999 Bishop Street, 29th Floor
Honolulu, Hawaii 96813

Attention:  Robert S. Harrison, Chairman and CEO

with a copy to:

First Hawaiian, Inc.
999 Bishop Street, 29th Floor
Honolulu, Hawaii 96813

Attention:  Michael Ching, Executive Vice President, CFO and Treasurer

If to BWHI:

BancWest Holding Inc.
c/o Bank of the West
180 Montgomery Street
San Francisco, California 94104
Attention:  General Counsel

with a copy to:

BancWest Holding Inc.
c/o Bank of the West
180 Montgomery Street
San Francisco, California 94104
Attention:  Chief Financial Officer

If to BNPP:

BNP Paribas
3 rue d’Antin
75002 Paris, France
Attention:  Pierre Bouchara — Head of Group Financial Management

If to BWC Holding:

BWC Holding Inc.
c/o Bank of the West
180 Montgomery Street
San Francisco, California 94104
Attention:  General Counsel

with a copy to:

BWC Holding Inc.
c/o Bank of the West
180 Montgomery Street
San Francisco, California 94104
Attention:  Chief Financial Officer

8.9                               Severability.  In the event any one or more of the provisions contained in this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, or the application of such provisions to Persons or circumstances or in jurisdictions other than those as to which have been held invalid, illegal, void or unenforceable, shall remain in full force and effect and not in any way be affected, impaired or invalidated thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal, void or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of invalid, illegal, void or unenforceable provisions.

8.10                        Title and Headings.  Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.11                        Survival of Agreements.  Except as otherwise contemplated by this Agreement, all covenants, representations, warranties and agreements of the Parties contained in this Agreement, and liability for any breach of any obligations contained herein, shall survive the Effective Date.

8.12                        Waivers.  The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

8.13                        Amendments.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

8.14                        Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York (if any Party to such action or proceeding has or can acquire jurisdiction), and each of the Parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  The Parties to this Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section 8.14 may be served on any Party to this Agreement anywhere in the world.

8.15                        Waiver of Jury Trial.  EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BANCWEST CORPORATION
(To be renamed First Hawaiian, Inc.)

/s/ Robert S. Harrison
Name:	Robert S. Harrison
Title:	Vice Chair

BANCWEST HOLDING INC.

/s/ Thibault Fulconis
Name:	Thibault Fulconis
Title:	Vice Chairman, Chief Financial Officer & Treasurer

BWC HOLDING INC.

/s/ Thibault Fulconis
Name:	Thibault Fulconis
Title:	Vice Chairman, Chief Financial Officer & Treasurer

BNP PARIBAS

/s/ Stefaan Dacraene
Name:	Stefaan Dacraene
Title:	Head of International Retail Banking

/s/ Pierre Bouchara
Name:	Pierre Bouchara
Title:	Head of Group Financial Management

[Signature Page to Master Reorganization Agreement]

Schedule 2.1(a)

Assets to be Transferred

All of BWC’s assets, properties, claims and rights (including goodwill) not solely related to FHB as measured immediately prior to the Effective Date, wherever located, of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of BWC, including rights and benefits pursuant to any contract, agreement, instrument, understanding or other arrangement, and including, for the avoidance of doubt, all of BWC’s rights, title and interest in and to all of the shares of stock of BoW outstanding immediately prior to the Effective Date, but excluding (1) for the avoidance of doubt, all of BWC’s rights, title and interest in and to all of the shares of stock of FHB outstanding immediately prior to the Effective Date, (2) an amount of cash equal to $71,991,742.80, (3) any rights arising under the contracts that are addressed in the Transitional Services Agreement to the extent so addressed and (4) the corporate and other books and records of BWC.

Schedule 2.1(b)

Assumed Obligations

1.              Loan Agreement and Fixed Rate Note, each dated as of September 26, 2011, between BWC and BNP Paribas Fortis

2.              Loan Agreement, dated as of June 29, 2010, between BWC and Societe Anonyme de Gestion, d’Investissements et de Participations “SAGIP” S.A.

3.              Subordinated Term Loan Agreement, dated as of July 1, 2015, between BWC and BNP Paribas CC, Inc.

4.              Subordinated Term Loan Agreement, dated as of December 21, 2015, between BWC and BNP Paribas CC, Inc.

5.              All Liabilities of BWC not solely related to FHB, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or prior to the Effective Date, other than with respect to contracts that are addressed in the Transitional Services Agreement to the extent so addressed.